DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Third Quarter

(November 10, 2008 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income of $199,000 for the third quarter of 2008, down 58.0%, compared to $474,000 for the third quarter of 2007. Diluted earnings per share were $0.08, down $.10 from $.18 the same period last year. The decrease in earnings was primarily due to a $727,000 increase in provision for credit losses, coupled with a $151,000 decline in gains on sales of securities. Loan balances increased $33.6 million or 10.9% when compared to December 31, 2007 and $24.1 million or 7.6% when compared to June 30, 2008. Overall assets increased $5.3 million or 1.0%, when compared to December 31, 2007 and $26.5 million or 5.0% compared to June 30, 2008. The change during the last three months was primarily due to an increase in loans and the investment portfolio.

William S. Latoff, Chairman and CEO said, “These are extraordinary times for the global economy and in particular, financial institutions such as DNB. We are living in historical times and there are fundamental changes taking place on how business is done in this country and the world and the role that government plays.  I am very pleased that during these tumultuous times, we have been able to grow our loan portfolio, control operating expenses, increase core deposits and maintain strong capital ratios. I believe that sound community banks will ultimately benefit as former customers of larger regional banks seek out stable and responsive banks such as DNB.”

Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $35.0 million or 13.3%, when compared to December 31, 2007. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the Bank’s liquidity needs. Overall deposits were up $9.5 million or 2.3% from December 31, 2007 as time deposits, primarily jumbo certificates of deposit, declined $25.5 million or 17.0%. Deposits at September 30, 2008 were up $19.1 million or 4.7%, when compared to total deposits at June 30, 2008. The Bank’s composite cost of funds for the third quarter of 2008 dropped 6 basis points to 2.45% compared to 2.51% for the three months ended June 30, 2008 and 92 basis points compared to 3.37% for the three months ended December 31, 2007.

Interest expense for the third quarter of 2008 was $3.2 million, down 16.6% compared to $3.8 million for the same period in 2007. The reduction in interest expense was due to lower rates on interest bearing deposits. Interest income for the third quarter of 2008 was $7.2 million, down 4.5% compared to $7.5 million for the same period in 2007. The decline in interest income was due to lower yields on earning assets as a result of the Federal Reserve’s interest rate reductions. The average net interest margin for the third quarter of 2008 was down 11 basis points when compared to the third quarter of 2007 and down 7 basis points compared to the second quarter of 2008.

Non-interest income for the three months ended September 30, 2008 was $903,000 compared to $1.1 million for the same period in 2007. The decrease was attributable to a decrease in gains on the sale of securities. Non-interest expense for the three month period ended September 30, 2008 was $4.0 compared to $4.2 million for the same period in 2007.  The level of non-interest expense declined as a result of management’s continued focus on expense control. DNB’s non-interest expense to average assets ratio for the three month period ended September 30, 2008 was 2.89% compared to 3.30% for the same period in 2007.  Income tax expense decreased $185,000 or 153.7% due to lower taxable earnings for the three months ended September 30, 2008, when compared to the same period in 2007.

William J. Hieb, President and COO said: “We are taking a proactive approach in dealing with borrowers impacted by the deteriorating economy. As a result, we increased our provision for credit losses by $727,000 during the third quarter and $1.2 million year to date. The increase in the provision was due to loan growth and deteriorating economic conditions.”  Hieb continued, “As a result, net income for the nine months ended September 30, 2008 was $1.0 million or $.40 per diluted share, compared to $1.4 million or $.53 per diluted share for the same period in 2007.”

At September 30, 2008 the allowance for credit losses at $4.8 million increased $900,000 or 23.1%, when compared to December 31, 2007, and increased as a percentage of loans and leases outstanding to 1.40%, from 1.26%. Non-performing assets at September 30, 2008 were $7.9 million, compared to $8.1 million for June 30, 2008 and $1.9 million for December 31, 2007. Delinquencies at September 30, 2008 also rose to $9.5 million, from $8.3 million at June 30, 2008 and $4.3 million at December 31, 2007.

As noted previously, the increase in delinquencies and non-performing loans are attributed largely to three commercial credits totaling $5.8 million, including one for $4.2 million. “These loans are secured by real estate located in market areas we are familiar with”, noted Mr. Latoff. “We have seen a rise in delinquencies and non-performing asset levels and will continue to monitor our portfolio carefully to maintain an appropriate level of reserves.”

DNB continues to maintain a strong capital position in excess of the well-capitalized regulatory guidelines. At the end of the third quarter 2008, DNB’s leverage ratio stood at 7.42% and its total risk-based capital ratio stood at 11.70%. DNB’s book value per share declined from $12.55 to $11.87. Stockholders equity declined $1.7 million from December 31, 2007 to $30.9 million at September 30, 2008. This was primarily due to a $1.7 million, net of tax, decline in the market value of DNB’s investment securities portfolio, which is accounted for under SFAS 115 as a reduction in stockholders equity. The decline in the portfolio’s market value is due to widening spreads of corporate, municipal and mortgage related debt instruments held by DNB.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $551 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
EARNINGS:
Interest income	$7,194	$7,533	$21,349	$22,491
Interest expense	3,205	3,845	9,962	11,258
Net interest income	3,989	3,688	11,387	11,233
Provision for credit losses	727	0	1,241	0
Non-interest income	903	1,060	3,489	2,932
Non-interest expense	4,031	4,154	12,456	12,509
Income before income taxes	134	594	1,179	1,656
Income tax expense	(65)	120	140	269
Net income	199	474	1,039	1,387
Net income per share, diluted*	$0.08	$0.18	$0.40	$0.53

PERFORMANCE RATIOS:
Interest rate spread	2.93%	3.01%	2.90%	3.07%
Net interest margin	2.99%	3.10%	2.98%	3.17%
Return on average equity	2.58%	6.07%	4.27%	5.93%
Return on average assets	.14%	0.38%	0.26%	0.37%

	September 30		December 31
	2008		2007
FINANCIAL POSITION:
Securities	$174,532		$170,909
Loan and leases	342,898		309,342
Allowance for credit losses	4,791		3,891
Total assets	551,111		545,840
Deposits	422,444		412,920
Borrowings	88,860		89,877
Stockholders' equity	30,949		32,635

EQUITY RATIOS:
Tier 1 leverage ratio	7.42%		7.77%
Risk-based capital ratio	11.70%		13.08%
Book value per share*	$11.87		$12.55

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2007.